The Oak House Durham
126 W Main St
Durham, NC 27701 US
gm@theoakhousenc.com

INVOICE

BILL TO
Nick King
VinVesto

INVOICE # 1021
DATE 10/18/2020
DUE DATE 10/18/2020
TERMS Due on receipt

DATE	ACTIVITY	DESCRIPTION	QTY	RATE	AMOUNT
10/16/2020	**Opus One - 6 Pack**	6 Pack of Opus One, Sealed with Nails in Wooden Crate Direct From Opus One Winery to Empire Distribution on 10/15/20 to The Oak House on 10/16/20 where it will reside in proper storage for up to 30 days, complementary.	1	2,040.00	2,040.00T
	Discount	Btl Discount	6	-11.00	-66.00T

SUBTOTAL	1,974.00
TAX	148.05
TOTAL	2,122.05
BALANCE DUE	**$2,122.05**